Exhibit 99.1

SCIELE PHARMA, INC. REPORTS RESULTS FOR THE SECOND QUARTER OF 2008

Second quarter 2008 financial results include:

•                 Pro forma net revenues, a non-GAAP measure, were $111.3 million, excluding $8.1 million in charges related to Sular returns (see note (a) to the financial statements accompanying this release), an increase of 17% over the second quarter of 2007.

•                 Pro forma diluted net income per share, a non-GAAP measure, was $0.46, excluding $0.11 in charges related to Sular returns and validations, Twinject acquired inventory, and the gain on the disposal of Zebutal (see note (b) to the financial statement accompanying this release), an increase of 21% over the second quarter of 2007 (excluding non-cash expense related to the note redemption).

•                 Pro forma cash flow per share (see note (d) to the financial statements accompanying this release), a non-GAAP measure, was $0.60 compared with $0.53 for the second quarter of 2007.

•                 EBITDAS (see note (c) to the financial statements accompanying this release), a non-GAAP measure, were $25.3 million (including the $8.1 million charge for Sular returns and $2.1 million for Sular validations and Twinject acquired inventory) compared to $28.1 million.

•                 Gain, net of taxes of $4.0 million on the disposal of Zebutal, included in discontinued operations for the quarter.

•                 Share repurchases were $75.0 million, or approximately 3.5 million common shares, through the share repurchase program.

The Company updates revenue and EPS guidance for full-year 2008 on a U.S. GAAP basis, which includes all previously announced charges, the gain on the disposal of Zebutal, all approved products, and previous share repurchases:

•                 Full-year 2008 revenue is expected to be in the range of $437 million to $457 million.

•                 Full-year 2008 diluted EPS is expected to be in the range of $1.90 to $2.02.

ATLANTA (July 30, 2008) – Sciele Pharma, Inc. (NASDAQ:SCRX), a specialty pharmaceutical company, today announced revenues and earnings for the second quarter and six months ended June 30, 2008.  Pro forma net revenues, a non-GAAP measure, for the second quarter of 2008 increased 17% to $111.3 million, excluding $8.1 million in charges for Sular returns related to the new Sular conversion, from $95.4 million in the second quarter of 2007.  Pro forma diluted net income per share, a non-GAAP measure, for the second quarter of 2008 was $0.46, excluding $0.11 in charges for Sular returns and validations, Twinject acquired inventory, and the gain on the disposal of Zebutal, compared with $0.38, excluding $0.09 in non-cash expense related to redemption of contingent convertible notes, for the second quarter of 2007.  Earnings before interest, taxes, depreciation and amortization, and stock compensation expense (EBITDAS, a non-GAAP measure) were $25.3 million (including the $8.1 million charge for Sular returns and $2.1 million for Sular validations and Twinject acquired inventory) in the second quarter of 2008 compared with $28.1 million in the second quarter of 2007.  Cash flow per share, also a non-GAAP measure, was $0.60 for the second quarter of 2008 compared with $0.53 for the second quarter of 2007.

Patrick Fourteau, Chief Executive Officer of Sciele, stated, “We are pleased with our earnings and revenue growth in the second quarter of 2008 and with the successful conversion of the new Sular GEOMATRIX formulation.  As of July 28, 2008, more than 80% of new prescriptions were written for new Sular according to IMS Health Daily NPA data.  We also have diversified our product portfolio – with approximately 20% of the Company’s revenues in the first half of 2008 derived from new products, which include Prenate DHA, Prandin, Fenoglide, Orapred ODT, Allegra OS and Allegra ODT, Twinject and Methylin CT.”

In the second quarter of 2008, gross margin as a percentage of sales was 86% compared with 87% in the second quarter of 2007.  The gross margin in the second quarter of 2008 was adversely affected by the charges related to Sular returns and validations and Twinject acquired inventory.  Selling, general and administrative (SG&A) expenses increased 18% to $57.2 million in the second quarter of 2008 compared

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with $48.5 million in the second quarter of 2007.  The increase in selling, general and administrative expenses was primarily due to the creation of the Company’s Pediatric sales force in June 2007 and further expansion in the second quarter of 2008; higher commissions and royalties due to increased sales; and costs associated with the launches of the new Sular formulation, Prandin and Fenoglide.

Research and development expenses were $8.8 million for the second quarter of 2008 compared to $8.1 million in the second quarter of 2007.  Research and development expenses for the second quarter of 2008 were primarily related to the pivotal clinical trials of the pravastatin/fenofibrate combination for the treatment of mixed dyslipidemia and glycopyrrolate for the treatment of chronic moderate-to-severe drooling in pediatric patients.

Depreciation and amortization increased to $8.9 million in the second quarter of 2008 from $6.4 million in the second quarter of 2007. This increase was primarily due to the acquisition of Alliant Pharmaceuticals in June 2007.

For the six months ended June 30, 2008, pro forma net revenues, a non-GAAP measure, increased 19% to $211.1 million, excluding $8.1 million in charges for Sular returns, from $177.5 million for the six months ended June 30, 2007. Pro forma diluted net income, a non-GAAP measure, was $0.79 per share, excluding $0.12 per share in charges related to the Sular returns and validations, Twinject acquired inventory, the gain on the disposal of Zebutal, and impairment on equity investment, compared with $0.74, excluding a $0.09 non-cash expense related to the Company’s redemption of its 1.75% Convertible Notes in the same period of 2007.

Gross margins as a percentage of net revenues, excluding charges related to Sular returns, were 88% in the first half of 2008 compared with 87% in the first half of 2007. SG&A expenses were $110.5 million in the first six months of 2008 compared with $88.2 million for the same period of 2007.  Research and development expenses were $17.6 million in the first half of 2008 compared with $14.0 million in the first half of 2007.

Cardiovascular and Diabetes Products

Pro forma net revenues, a non-GAAP measure, from the Company’s Cardiovascular and Diabetes products decreased 4%, to $67.5 million (excluding charges related to Sular returns of $8.1 million) for the three months ended June 30, 2008, compared to $70.3 million for the three months ended June 30, 2007.  The decrease was primarily related to the Sular conversion.  Cardiovascular and Diabetes products represented 58% of net revenues.

In late March 2008, the Company launched its new Sular formulation, and as of the week ended July 25, 2008, approximately 80% of new prescriptions were written for the new Sular formulation, according to IMS Health Daily NPA data. The new Sular formulation, which utilizes SkyePharma’s (LSE:SKP) patented GEOMATRIX technology, provides a lower dose of Sular for each of its previous doses. Total prescriptions for Sular declined 7% in the second quarter of 2008 compared with the second quarter of 2007.

The new prescription market share for Prandin increased to 56.4% in the second quarter 2008 compared to 52.8% the second quarter 2007, according to IMS Health NPA data.  Sciele began marketing Prandin in the first quarter of 2008.  Prandin’s dollarized total prescriptions increased 13% in the second quarter of 2008 over the second quarter of 2007, according to IMS Health NPA data. Novo Nordisk’s NDA for PrandiMet was approved by the FDA in June 2008. Sciele expects to launch this product in the U.S. by the end of 2008.

Total prescriptions for the Company’s fenofibrate family of products increased 10% in the second quarter of 2008 over the second quarter of 2007, according to IMS Health NPA data.

Women’s Health Products

Net revenues from our promoted Women’s Health products increased 20%, to $23.9 million for the three months ended June 30, 2008, compared to $19.8 million for the three months ended June 30, 2007. Women’s Health products represented 23% of net revenues.

The Prenate family of products continued to grow, increasing total prescriptions by 11% in the second quarter of 2008 compared with the second quarter of 2007, according to IMS Health NPA data.

Zovirax sales also contributed to the growth in Women’s Health revenues. Zovirax’s dollarized total prescriptions increased 9% in the second quarter of 2008 compared to the second quarter of 2007, according to IMS Health NPA data.

Pediatric and Other Products

Net revenues from the Company’s Pediatric and other products increased $14.6 million to $19.9 million for the three months ended June 30, 2008 compared to $5.3 million for the three months ended June 30, 2007.  Pediatric and other products represented 19% of net revenues.

Sciele continues to gain market share for Allegra Oral Suspension and Orapred ODT. Allegra (OS) new prescription market share has increased to 34% at the end of the second quarter of 2008 from 5.1% at the end of the second quarter of 2007, according to IMS Health NPA data. New prescriptions for Orapred ODT increased 29% in the second quarter of 2008 compared to the second quarter of 2007, according to IMS Health NPA data.

In July 2008, Sciele relaunched Twinject epinephrine auto-injector for the treatment of severe allergic reactions and anaphylaxis.  Anaphylaxis is a sudden, severe, and potentially life-threatening allergic reaction triggered by exposure to one or more allergens, including foods, insect stings, drugs, and latex products.

Product Pipeline

The Company’s product pipeline includes seven products:  two are under review at the FDA, four are currently in Phase III trials, and one in Phase II development.  Sciele has launched five new products through July 2008:  Prandin, the new Sular GEOMATRIX formulation, Fenoglide, Allegra ODT and Twinject.  Sciele expects to launch four new products during the next six months:  a new Prenate Elite formulation; PrandiMet for Type 2 diabetes; CloniBID for hypertension, upon FDA approval; and the new treatment for head lice, upon FDA approval.

In July 2008, the FDA issued an approvable letter for Sciele’s product to treat head lice.  Sciele is in discussions and working closely with the FDA to provide additional information that was requested.  Upon FDA approval, this product will be the first prescription medication that kills head lice by asphyxiation instead of utilizing a neurotoxic pesticide.

CloniBID to treat hypertension is under review at the FDA, with a Prescription Drug User Fee Act (PDUFA) date of December 19, 2008.  Upon FDA approval, Sciele expects to launch this product in early 2009.  The Company licensed CloniBID and Clonicel from Addrenex Pharmaceuticals – CloniBID for the treatment of hypertension and Clonicel for attention deficit/hyperactivity disorder (ADHD). CloniBID and Clonicel are both 12-hour, sustained-release formulations of clonidine hydrochloride.

The patient enrollment for the Phase III trials using Clonicel as monotherapy for ADHD was completed in June 2008.  Sciele expects the Phase III clinical trials for Clonicel for ADHD, used in combination with other treatments to be completed in the second half of 2008.

In July 2008, Sciele completed the Phase III safety trial utilizing a liquid formulation of glycopyrrolate to treat chronic, moderate-to-severe drooling in pediatric patients.  This condition often results from cerebral palsy, as well as from other neurological disorders.  The Company expects to file an NDA with the FDA in the third quarter of 2008.  Glycopyrrolate received an orphan drug designation from the FDA, which provides seven years of marketing exclusivity after FDA approval.

In the second quarter of 2008, the Company completed a Phase III efficacy clinical trial using pravastatin and fenofibrate to treat mixed dyslipidemia.  The Phase III clinical trial is comparing the efficacy of the combination of pravastatin and fenofibrate versus pravastatin or fenofibrate alone.  The Company expects to publish the efficacy data from this study in the second half of 2008.

In June 2008, Plethora Solutions completed the European Phase III clinical trial patient enrollment for PSD502 for the treatment of premature ejaculation. PSD502 is a unique, proprietary, rapidly absorbed formulation of two, well-established local anesthetics, lidocaine and prilocaine, dispensed in a metered dose spray.  The U.S. efficacy studies are expected to be completed in the second half of 2008.

In July 2008, Sciele signed an exclusive agreement with Addrenex Pharmaceuticals, Inc. to develop and market ADX415, a novel patented, centrally-acting alpha adrenergic receptor agonist, specific to Alpha-2 receptors, for the treatment of hypertension and other potential indications. Under the terms of the agreement, Sciele will have the worldwide marketing rights for ADX415, Sciele and Addrenex expect to begin the Phase II clinical studies in the second half of 2008.

Financial Strength

As of June 30, 2008, the Company had $101.6 million in cash, cash equivalents and marketable securities.  During the second quarter of 2008, the Company repurchased $75 million, or approximately 3.5 million shares, of its common stock through its share repurchase program.  Year to date in 2008, the Company repurchased $85 million, or approximately 4.1 million shares of its common stock. The Company had 31.6 million shares outstanding, as of June 30, 2008. The Company may repurchase up to an additional $25 million under its current $100 million share repurchase program.

Guidance for Full-Year 2008

Sciele is updating its full-year U.S. GAAP revenue and EPS guidance for 2008, which includes previously announced charges, the Zebutal sale, all approved products, and previous share repurchases.  The Company anticipates that revenues will be within the range of $437 million to $457 million and diluted EPS will be within a range of $1.90 to $2.02 per share.

Conference Call

Sciele will host a conference call on Wednesday, July 30, 2008, beginning at 4:30 p.m. Eastern Time to discuss its financial results.  Analysts, investors, and other interested parties are invited to participate by visiting the Company’s website, www.sciele.com, and entering the Investor Relations page.  You may also dial in to the conference call.  The dial-in numbers are (888) 228-5279 for domestic callers and (913) 312-1422 for international callers.  All callers should use passcode 1732104 to gain access to the conference call.  Please plan to dial-in or log on at least ten minutes prior to the designated start time so management can begin the call promptly.

Sciele Pharma, Inc. Background

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on the therapeutic areas of Cardiovascular, Diabetes, Women’s Health and Pediatrics. The Company’s Cardiovascular and Diabetes products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes; its Women’s Health products are designed to improve the health and well-being of women and mothers and their babies; and its Pediatrics products treat allergies, asthma, coughs and colds, and attention deficit and hyperactivity disorder (ADHD). The Company was founded in 1992 and is headquartered in Atlanta, Georgia. The Company employs more than 900 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life, and implementing its business platform – an Entrepreneurial Spirit, Innovation, Execution Excellence, Simplicity, and Teamwork.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

We may not attain expected revenues and earnings. If we are unsuccessful in obtaining or renewing third party payor contracts for our products, we may experience reductions in sales levels and may fail to reach anticipated sales levels. If demand for our products exceeds our initial expectations or the ability of our suppliers to provide demand-meeting quantities of product and samples, our future ability to sell these products could be adversely impacted. The potential growth rate for our promoted products may be limited by slower growth for the class of drugs to which our promoted products belong and unfavorable clinical studies about such class of drugs. We will not realize anticipated sales if our products and our licensors’ products do not receive regulatory approval.

We may encounter problems in the manufacture or supply of our products, for which we depend entirely on third parties. Strong competition exists in the sale of our promoted products, which could adversely affect expected growth of our promoted products’ sales or increase our costs to sell our promoted products. We may not be able to protect our competitive position for our promoted products from patent infringers. If generic competitors that compete with any of our products are introduced, our revenues may be adversely affected. In particular, our revenues from Sular could be adversely affected by the launch of Mylan’s generic 20 mg., 30 mg. and 40 mg. nisoldipine products.

Certain of our products have experienced manufacturing issues. If the issues recur and cannot be resolved, our ability to acquire product for sale and sampling will be adversely affected. We may incur unexpected costs in integrating new products into our operations.

We may be unable to develop or market line extensions for our products or, even if developed, obtain patent protection for our line extensions; further, introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory. If these risks occur, our financial results could be adversely affected.

If we have difficulties acquiring new products or rights to market new products from third parties, our financial results could be adversely impacted. Our licensor/supplier can terminate our rights to commercialize Nitrolingual and the 60mg dose size of this product has not yet met our expectation.

We may not experience the beneficial results of our acquisitions that we expect to receive, and the acquired products may not meet our sales expectations.

We depend on a small senior management group, the departure of any member of which would likely adversely affect our business if a suitable replacement member could not be retained.

An adverse interpretation or ruling by one of the taxing jurisdictions in which we operate could adversely impact our operating results. An adverse judgment in the pending securities class action litigation in which we and certain current and former directors and executive officers are defendants could have a material adverse effect on our financial results and liquidity.

Our business is subject to increasing government price controls and other healthcare cost containment measures. Side effects or marketing or manufacturing problems with our products could result in product liability claims which could be costly to defend and could result in the withdrawal or recall of products from the market which would adversely affect our business. We may be found noncompliant with applicable federal, state or international laws, rules or regulations which could result in fines and/or product recalls or otherwise cause us to expend significant resources to correct such non-compliance.

A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in substantially reduced sales, substantially and adversely impacting our financial results. If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them.

We rely on operational data obtained from IMS, an industry accepted data source. IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels).

Our business and products are highly regulated; the regulatory status of some of our products makes these products subject to increased competition and other risks; and we run the risk that we, or third parties on whom we rely, could violate the governing regulations.

Some unforeseen difficulties may occur.

The above are some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included above. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

SCIELE PHARMA, INC.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Net revenues	$103,238	$95,351	$203,036	$177,481

Operating costs and expenses:
Costs of revenues	14,882	12,791	25,189	23,829
Selling, general and administrative	57,203	48,503	110,509	88,190
Depreciation and amortization	8,853	6,352	16,884	13,023
Research and development	8,848	8,063	17,628	14,044
Total operating costs and expenses	89,786	75,709	170,210	139,086

Operating income	13,452	19,642	32,826	38,395

Other expense, net	(2,351)	(3,782)	(5,161)	(2,955)
Income from continuing operations before income taxes	11,101	15,860	27,665	35,440
Provision for income taxes	3,094	5,392	8,465	12,043
Income from continuing operations	8,007	10,468	19,200	23,397
Income from discontinued operations	3,998	170	4,351	239
Net income	$12,005	$10,638	$23,551	$23,636

Net income per common share:
Basic:
Income from continuing operations	$0.24	$0.30	$0.56	$0.66
Income from discontinued operations	0.12	—	0.12	0.01
Net income	$0.36	$0.30	$0.68	$0.67

Diluted:
Income from continuing operations	$0.24	$0.29	$0.55	$0.64
Income from discontinued operations	0.11	—	0.12	0.01
Net income	$0.35	$0.29	$0.67	$0.65

Weighted average common shares outstanding:
Basic	33,565	35,411	34,459	35,292
Diluted	33,944	36,761	34,915	36,557

SCIELE PHARMA, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$101,585	$188,288
Accounts receivable, net	98,046	71,709
Inventories	29,019	26,270
Other	53,644	60,381
Total current assets	282,294	346,648

Property and equipment, net	36,202	29,676

Other assets:
Intangibles, net (inclusive of goodwill)	450,914	416,365
Other	16,588	23,979
Total other assets	467,502	440,344

Total assets	$785,998	$816,668

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,398	$34,031
Accrued expenses	39,464	26,490
Total current liabilities	71,862	60,521

Long-term liabilities:
Convertible debt	325,000	325,000
Other	11,624	6,150
Total liabilities	408,486	391,671

Stockholders’ equity:
Common stock	32	36
Additional paid-in capital	197,328	272,334
Retained earnings	196,482	172,966
Accumulated other comprehensive income (loss)	415	(2,832)
Treasury stock	(16,745)	(17,507)
Total stockholders’ equity	377,512	424,997

Total liabilities and stockholders’ equity	$785,998	$816,668

SCIELE PHARMA, INC.

Reconciliation of Pro Forma Net Revenues (a)

(Unaudited, in thousands)

		For the Quarter Ended June 30,		For the Six Months Ended June 30,
		2008	2007	2008	2007
Net revenues, as reported (GAAP)		$103,238	$95,351	$203,036	$177,481
Add:	Old Sular returns	8,108	—	8,108	—
Pro forma net revenues		$111,346	$95,351	$211,144	$177,481

(a) The Company believes that pro forma net revenues is a meaningful non-GAAP financial measure as it excludes certain charges to present a comparative analysis.

Reconciliation of Pro Forma Diluted Net Income Per Common Share (b)

(Unaudited)

		For the Quarter Ended June 30,		For the Six Months Ended June 30,
		2008	2007	2008	2007
Diluted net income per common share, as reported (GAAP)		$0.35	$0.29	$0.67	$0.65
Add:	Old Sular returns and validations and Twinject acquired inventory, net of taxes	0.22	—	0.20	—
Add:	Non-cash expense related to the redemption of Notes, net of taxes	—	0.09	—	0.09
Add:	Impairment on equity investment, net of taxes	—	—	0.02	—
Less:	Gain on disposal of Zebutal, net of tax	(0.11)	—	(0.10)	—
Pro forma diluted net income per common share		$0.46	$0.38	$0.79	$0.74

(b) The Company believes that pro forma diluted net income per share is a meaningful non-GAAP financial measure as it excludes certain charges to present a comparative analysis.

Reconciliation of EBITDAS (c)

(Unaudited, in thousands)

		For the Quarter Ended June 30,		For the Six Months Ended June 30,
		2008	2007	2008	2007
Operating income, as reported (GAAP)		$13,452	$19,642	$32,826	$38,395
Add:	Stock-based compensation expense	2,754	2,126	5,755	5,181
Add:	Depreciation and Amortization (including amounts in cost of sales)	9,089	6,352	17,120	13,023
Earnings before interest, taxes, depreciation, amortization and stock-based compensation expense		$25,295	$28,120	$55,701	$56,599

(c) The Company believes that earnings before interest and other income/expense, taxes, depreciation and amortization, and stock-based compensation expense (EBITDAS) is a meaningful non-GAAP financial measure as an earnings-derived indicator that may approximate operating cash flow.  EBITDAS, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

SCIELE PHARMA, INC.

Reconciliation of Pro Forma Cash Flow Per Common Share (d)

(Unaudited)

		For the Quarter Ended June 30,		For the Six Months Ended June 30,
		2008	2007	2008	2007
Net income per common share, as reported (GAAP)		$0.35	$0.29	$0.67	$0.65
Add:	Stock-based compensation expense, net of taxes	0.06	0.04	0.11	0.09
Add:	Depreciation and amortization (including amounts in cost of sales), net of taxes	0.19	0.11	0.34	0.24
Add:	Impairment on equity investments, net of taxes	—	—	0.02	—
Add:	Non-cash expense related to the redemption of Notes, net of taxes	—	0.09	—	0.09
Pro forma cash flow per common share		$0.60	$0.53	$1.14	$1.07

(d)

The Company believes that cash flow per share is a meaningful non-GAAP financial measure as it is utilized by the financial community in evaluating the Company. Cash flow per share, as defined and presented by the Company as diluted net income per share before stock-based compensation expense, net of taxes, depreciation and amortization, net of taxes, impairment on equity investments, and non-cash expense related to Notes redemption may not be comparable to similar measures reported by other companies.

Contact:	Joseph T. Schepers
Director of Investor Relations
678-341-1401
ir@sciele.com

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